American High-Income Municipal Bond Fund

January 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$50,040
Class B	$162
Class C	$2,871
Class F1	$3,851
Class F2	$3,200
Total	$60,124
Class R-6	$1,616
Total	$1,616

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3371
Class B	$0.2812
Class C	$0.2778
Class F1	$0.3277
Class F2	$0.3457
Class R-6	$0.3539

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	144,970
Class B	483
Class C	9,841
Class F1	11,954
Class F2	10,414
Total	177,662
Class R-6	5,186
Total	5,186

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$14.60
Class B	$14.60
Class C	$14.60
Class F1	$14.60
Class F2	$14.60
Class R-6	$14.60